Exhibit 10.26

THIRD AMENDMENT TO AIR CARGO CENTER LEASE

THIS THIRD AMENDMENT TO AIR CARGO CENTER LEASE (the "Third Amendment") is entered into as of the ___ day of _________, 2018, by and between MCP CARGO, LLC, a Nevada limited liability company ("Landlord") and A-M GLOBAL LOGISTICS, LLC, a Delaware limited liability company ("Tenant").

R E C I T A L S

A.
Landlord and Tenant entered into that certain Air Cargo Center Lease, dated November 21, 2014, (the "Lease") for the leasing of the Premises located in the Marnell Airport Center, on Surrey Street between Patrick Lane and Russell Road, Las Vegas, Nevada 89119 identified as Building 2, 6055 Surrey Street, Suites 103 & 105, consisting of Seventeen Thousand Five Hundred Sixty Seven (17,567) square feet of floor area (the "Premises").

B. The current Lease Term expires on April 30, 2020.

C.
Landlord and Tenant have agreed to further amend the Leas as provided herein.

NOW, THEREFORE, based upon the covenants and promises contained herein and other good and valuable consideration, Landlord and Tenant mutually agree as follows:

1. Extension of Lease Term: The Lease Term is hereby extended for an additional period of, sixty (60) months commencing May 1, 2020, (the "New Commencement Date") and expiring on April 30, 2025, ("Extended Lease Term").

2. BASE RENT: The Base Rent shall be as follows for the Extended Leaser Term:

EXTENDED LEASE TERM: May 1, 2020 through April 30, 2025

Term	Mo.	Rate/RSF/Month
May 1, 2020 – April 30, 2021	12	$1.70
May 1, 2021 – April 30, 2022	12	$1.75
May 1, 2022 – April 30, 2023	12	$1.80
May 1, 2023 – April 30, 2024	12	$1.86
May 1, 2024 – April 30, 2025	14	$1.91

3. OPTIONS TO EXTEND: Article 2.2 of the Lease is hereby amended in this Third Amendment as follows:

Tenant may, at its option, extend the Term for two (2) renewal periods of five (5) years each (the "Extension Options") to extend the then current Lease Term for the period of years set forth above

(the "Option Term"). Tenant shall only be able to exercise an Extension Option as to all of the Premises. The Extension Options shall, at Landlord's election, become null and void and of no further force and effect if (1) Tenant is in default under this Lease beyond the applicable cure period at the time Tenant attempts to exercise one of the Extension Options or following such exercise, prior to the commencement of the applicable Option Term; or (2) Tenant has assigned the Lease or sublet greater than twenty-five percent (25%) of the Premises.. Tenant shall only be entitled to exercise the second (2nd) and any subsequent Extension Options if Tenant has properly and timely exercised the first (1st) and any following Extension Options. Provided that Tenant has properly and timely exercised one of the Extension Options, the then current Lease Term shall be extended for the Option Term, and all terms, covenants, and conditions of this Lease shall remain unmodified and in full force and effect, except that (i) the Tenant Work Letter Agreement shall not apply to the Extension Options, (ii) in no event shall Tenant be entitled to extend the Lease Term beyond the period of time provided in this Section 2.2, (iii) the Base Rent during any Option Term shall be the then going rate for comparable space at Marnell Air Cargo , , subject to annual Base Rent increases during the applicable Option Term in accordance with Section 3.2 of this Lease. Notwithstanding the foregoing, in no event shall the Base Rent during any Option Term be less than the Base Rent payable during the last month of the preceding Lease Term. Landlord shall notify Tenant of Landlord's determination of the prevailing rate, which shall be binding on Tenant, no later than one (1) month after Tenant's exercise of the Extension Option. No later than one (1) month after Landlord notifies Tenant of the prevailing rate, Tenant shall notify Landlord whether Tenant accepts Landlord's determination. In the event Tenant does not accept Landlord's determination, Tenant hereby acknowledges and agrees that its rights to any and all of the Extension Options shall immediately terminate. Tenant shall provide written notice to Landlord of its decision whether to exercise an applicable Option Term not later than one hundred eighty (180) days prior to the expiration of the then current Lease Term. Unless Tenant provides written notice of its affirmative decision to not exercise an Option Term on or before one hundred eighty (180) days prior to the expiration of the initial Lease Term, or applicable Option Term, the then current Lease Term shall automatically be extended for the applicable Option Term, and all terms, covenants, and conditions of this Lease shall remain unmodified and in full force and effect. Upon the exercise (or deemed exercise) of an applicable Option Term this Lease shall be extended without the necessity of the execution of any further instrument or document; provided, however, that each party agrees to execute and deliver such further instruments or documents as the other party may reasonably request to memorialize or acknowledge the exercise of the Extension Option.

4. Miscellaneous: Except as modified herein, the Lease shall remain in full force and effect. All capitalized terms not defined herein shall have the same meaning as defined in the Lease. This Third Amendment may be executed in counterparts. Each of said counterparts, when so executed and delivered, shall be deemed an original and, taken together, shall constitute but one and the same instrument. This Third Amendment may be executed by a facsimile of the signature of any party, with the facsimile signature having the same force and effect as if this consent had been executed by the actual signature of any party.

IN WITNESS WHEREOF, this Third Amendment has been executed on the day and year above written.

LANDLORD: TENANT:

MCP Cargo, LLC A-M GLOBAL LOGISTICs, LLC, a

a Nevada limited liability company Delaware limited liability company

By: _____/s/ Gregory K Wells_____ By: _/s/ Brian Aquilino_______________

Print Name: _Gregory K. Wells_____ Print Name: __Brian Aquilino_________

Print Title: ____Manager___________ Print Title: __COO _______________